                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                      E. I. du Pont de Nemours and Company
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                                          DuPont
                                                          1007 Market Street
                                                          Wilmington, DE 19898

[LOGO OF DUPONT APPEARS HERE]
                                                          EDGAR S. WOOLARD, JR.
                                                          Chairman of the Board

  ANNUAL MEETING--APRIL 26, 1995

  March 17, 1995

  Dear Stockholder:

  You are invited to attend the Company's 1995 Annual Meeting on Wednesday, April 26, 1995, at 10:30 a.m. in The Playhouse Theatre, DuPont Building, Wilmington, Delaware.

  The enclosed Notice of Annual Meeting and Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of the Company's business and an opportunity for you to express your views on subjects related to the Company's operations.

  To obtain a ticket, please check the appropriate box on the enclosed proxy. Please include information on any accommodation you may need because of a disability. Because seating capacity is limited, we suggest that you arrive as close as possible to 9:30 a.m., when The Playhouse opens.

  If you are unable to attend this year's meeting, you can ensure your representation by completing the enclosed proxy and returning it in the postage-paid envelope.

  The Annual Meeting gives us an opportunity to review results and discuss the steps the Company is taking to assure a strong performance in the future. Your interest in the Company is much appreciated, and I hope you will be able to join us as we talk about these matters on April 26.

  Sincerely,

  /s/ Edgar S. Woolard, Jr.

  Edgar S. Woolard, Jr.



  E.I. du Pont de Nemours and Company     [RECYCLING LOGO APPEARS HERE]
                                             Printed on Recycled Paper

                                                                  March 17, 1995

To the Holders of Common Stock of
 E. I. du Pont de Nemours and Company

                            NOTICE OF ANNUAL MEETING


  The Annual Meeting of Stockholders of E. I. DU PONT DE NEMOURS AND COMPANY will be held on Wednesday, APRIL 26, 1995, at 10:30 a.m. local time, in The Playhouse Theatre in the DuPont Building, 1007 Market Street, Wilmington, Delaware. The meeting will be held to consider and act upon the election of directors, ratification of independent accountants, shareholder proposals described in the Proxy Statement and such other business as may properly come before the meeting.

  Holders of record of DuPont Common Stock at the close of business on March 7, 1995, are entitled to vote at the meeting.

  This notice and the accompanying proxy material are sent to you by order of the Board of Directors.

                                                       Louise B. Lancaster
                                                           Secretary




IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                PROXY STATEMENT

                                                                  March 17, 1995

  The enclosed proxy is being solicited by order of the Board of Directors of
E. I. du Pont de Nemours and Company for use in connection with the Annual Meeting of Stockholders to be held April 26, 1995.

  The record date with respect to this solicitation is March 7, 1995. All holders of record of DuPont Common Stock as of the close of business on that date are entitled to vote at the meeting. As of that date the Company had 681,246,974 shares of common stock outstanding. Each share of stock is entitled to one vote. A favorable vote of a majority of the shares of common stock voted in person or by proxy at the meeting is required for the approval of each of the proposals described in this Proxy Statement. Abstentions and broker non-votes are not counted in the calculation of the vote. A proxy may be revoked by the stockholder at any time prior to its being voted. If a proxy is properly signed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the stockholder. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors.

  The enclosed proxy also serves as the voting instruction card for the trustees who hold shares of record for participants in the DuPont Savings and Investment Plan, the Conoco Thrift Plan, the Investment Plan for Salaried Employees of Consolidation Coal Company, the DuPont Tax Reform Act Stock Ownership Plan and the Conoco Employee Stock Ownership Plan. If proxies representing shares in the employee savings plans listed above are not returned, those shares will be voted at the discretion of a trustee. Shares in the employee stock ownership plans cannot be voted unless the proxy is signed and returned.

  The Company's Annual Report to Stockholders, containing financial statements reflecting the financial position and results of the operations of the Company for 1994, and this Proxy Statement were distributed together beginning March 17, 1995.

                              GENERAL INFORMATION

PROXY STATEMENT PROPOSALS. Each year the Board of Directors submits to the stockholders at the annual meeting its nominations for election of directors. In addition, the Bylaws of the Company require that the selection of independent accountants by the Audit Committee of the Board of Directors be submitted for stockholder ratification at each annual meeting. Other proposals may be submitted by the Board of Directors or stockholders for inclusion in the proxy statement for action at the annual meeting. Any proposal submitted by a stockholder for inclusion in the 1996 Annual Meeting Proxy Statement must be received by the Company no later than November 17, 1995.

STOCKHOLDER NOMINATIONS FOR ELECTION OF DIRECTORS. The Strategic Direction Committee recommends to the Board of Directors nominees for election as directors at the annual meeting. In making such recommendations, the Strategic Direction Committee will consider nominations submitted by stockholders. Any such nominations must be made by stockholders of record and received by the Secretary of the Company by the first Monday in December. Nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected and disclosing principal occupations or employments held over the past five years.

PROXY COMMITTEE. The Proxy Committee is composed of directors of the Company who vote as instructed the shares of DuPont Common Stock for which they receive proxies. Proxy cards also confer upon the Proxy Committee discretionary authority to vote the shares on any matter which was not known to the Board of Directors a reasonable time before solicitation of proxies, but which is properly presented for action at the meeting.

PROXY SOLICITATION. All costs relating to the solicitation of proxies will be borne by the Company. Morrow & Co. has been retained by the Company to aid in the solicitation of proxies, at an estimated cost of $10,500 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees of the Company personally or by mail, telephone or facsimile transmission. On request, the Company will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

SECRECY IN VOTING. As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by the inspectors of election, none of whom is an employee of the Company, and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

                             THE BOARD OF DIRECTORS

OPERATION AND MEETINGS. The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company's business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Chairman, Vice Chairmen and other corporate executives. They are advised of actions taken by the Audit, Compensation and Benefits, Environmental Policy and Strategic Direction Committees and the Office of the Chairman. In addition, the directors receive written reports from the businesses when they propose actions for Board approval. Directors have access to all books, records and reports, and members of management are available at all times to answer their questions.

  In 1994 eight meetings of the Board of Directors were held. Each director except Percy N. Barnevik and Edgar M. Bronfman attended 75% or more of the aggregate number of meetings of the Board and the committees of the Board on which such director served. Attendance at these meetings averaged 91% among all directors in 1994. Directors discharge their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and other members of management relative to matters of mutual interest and concern to the Company.

RETIREMENT POLICY. The Company's retirement policy for directors provides that no director may stand for reelection to the Board after reaching age 70. All employee directors retire from the Board when they retire from employment with the Company with the exception of former Chief Executive Officers. The Board at its discretion may in unusual circumstances, and for a limited period, ask a Board member to stand for reelection after the prescribed retirement date.

COMPENSATION. Members of the Board who are employees of DuPont or any of its subsidiaries are not compensated for service on the Board or on committees. All nonemployee directors receive an annual retainer fee of $35,000 for service on the Board, and a fee of $1,000 per meeting for attending special meetings of the Board and stockholder meetings held on a day when the Board does not meet. Nonemployee directors receive annual compensation for committee service as follows: (a) committee chairmen receive $15,000, (b) members of the Strategic Direction Committee receive $15,000 and (c) members of the other Board committees receive $6,000. Pursuant to a consulting agreement, A.F. Brimmer receives $40,000 annually for providing economic advice to the Board.

  Under the terms of the Deferred Compensation Plan for Directors, any director may defer all or part of the payment of Board and committee fees in the form of cash or stock units until a specified year or until ceasing to be a director of the Company. Interest equivalents accrue on payments deferred in the form of cash and dividend equivalents accrue on payments deferred in the form of stock units. Five directors have elected to defer payment of directors' fees in 1995. Nonemployee directors are also eligible to participate in a retirement income plan if on the date of retirement from the Board they have served on the Board for at least five years and have not qualified for an immediate or deferred pension benefit from the Company or any of its subsidiaries. The annual benefits payable under the plan are equal to one-half of the annual Board retainer (exclusive of any committee compensation) in effect on the date of the director's retirement. Benefits are available for the lesser of life or 10 years.

  The Directors' Charitable Gift Plan was established to improve the competitiveness of the compensation and benefits package for Board members. After a director's death, the Company will donate five consecutive annual installments up to $200,000 each to tax-exempt educational institutions or charitable organizations recommended by the director and approved by the Company. A director will be fully vested in the Plan upon completion of five years of service as a director or upon death or disability. The Plan is unfunded. The Company may fund the Plan through, among other vehicles, the purchase of life insurance policies on the lives of directors, and the Company would own and be the beneficiary of the policies. Directors derive no personal financial or tax benefit from the Plan because the charitable, tax deductible donations and insurance proceeds, if any, accrue solely to the benefit of the Company. Employee directors may elect to participate in the Plan provided they bear their allocable cost.

OFFICE OF THE CHAIRMAN. The Office of the Chairman has responsibility for the strategic direction and operations of all the businesses of the Company, including corporate financial performance, environmental leadership and safety, and development of global talent. All four members are employees and three are directors. Its members include the Chairman, the Vice Chairmen, and the Senior Vice President--DuPont Finance. The Office of the Chairman works in close coordination with the executive officers of the Company who constitute the Operating Group. Together, the Office of the Chairman and the Operating Group have broad corporate responsibility for such areas as research and development, marketing, manufacturing, global effectiveness and valuing people.

STRATEGIC DIRECTION COMMITTEE. The Strategic Direction Committee, which consists of seven directors, is responsible for reviewing the strategic direction of the Company's major business segments. The Committee approves targets for Company debt and capitalization and also makes recommendations to the Board on the payment of dividends. The Strategic Direction Committee also has responsibility for recommending to the Board nominees for election as directors at the annual meeting or between annual meetings. During 1994, the Strategic Direction Committee held three meetings.

ENVIRONMENTAL POLICY COMMITTEE. The Environmental Policy Committee is responsible for reviewing the Company's environmental policies and practices. The Committee also provides support for the Company's leadership role in corporate environmentalism. The Environmental Policy Committee, which consists of six directors, held four meetings in 1994.

AUDIT COMMITTEE. The Audit Committee, which consists of five directors, employs independent accountants, subject to stockholder ratification, to audit the Company's financial statements and perform other assigned duties. The Committee also requests the Company's subsidiaries to engage independent accountants, as the Committee deems appropriate, to audit their respective financial statements. Further, the Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of the Company's internal accounting controls. No member of the Audit Committee may be an officer or employee of the Company or any subsidiary or affiliated company. During 1994, the Audit Committee held four meetings.

COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee, which consists of four directors, is responsible for establishing an executive compensation policy consistent with corporate objectives and stockholder interests. The Committee has responsibility for recommending to the Board levels of compensation, including salaries as well as variable compensation and stock options, for the Chairman and the Vice Chairmen. The Compensation and Benefits Committee also administers grants under the Company's compensation plans and approves the investment and funding policies of the DuPont Pension Trust Fund. During 1994, the Compensation and Benefits Committee held ten meetings.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The membership of the Compensation and Benefits Committee currently includes J. L. Weinberg, E. M. Bronfman, H. R. Sharp, III and C. M. Vest. Prior to their retirement from the Board on April 27, 1994, R. E. Heckert and H. W. Johnson also served as members of the Compensation and Benefits Committee. E. S. Woolard, Jr., serves as a Seagram director and E. M. Bronfman is Seagram's Chairman of the Board. The relationship between DuPont and Seagram is more fully described at Note A on page 7 of this Proxy Statement.

                            1--ELECTION OF DIRECTORS

  The 15 nominees for election as directors are identified on pages 4 through
7. All nominees are now members of the Board of Directors. The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Strategic Direction Committee, or the Board may reduce the number of directors to eliminate the vacancy.

  The following material contains information concerning the nominees, including their recent employment, positions with the Company, other directorships, and age as of the date of the 1995 Annual Meeting.

                 PERCY N. BARNEVIK

                 Director since 1991                          Member, Strategic
                 Age 54                                     Direction Committee

[PHOTO OF        Mr. Barnevik is President and Chief Executive Officer of ABB
PERCY N.         Asea Brown Boveri Ltd., headquartered in Zurich, Switzerland,
BARNEVIK         a company serving electric power generation, transmission and
APPEARS HERE]    distribution customers as well as industrial, environmental control and mass transit markets. He is a director of In-vestor AB and non-executive chairman of the boards of Sandvik
                 AB and Skanska AB.

                 ANDREW F. BRIMMER

                 Director since 1974                  Chairman, Audit Committee
                 Age 68

[PHOTO OF        Dr. Brimmer is President and a director of Brimmer & Company,
ANDREW F.        Inc., a Washington, D.C.-based economic and financial con-
BRIMMER          sulting firm. He was a visiting professor at the Harvard
APPEARS HERE]    Business School and a member of the Board of Governors of the
                 Federal Reserve System. He is a director of Airborne Freight
                 Corporation, BankAmerica Corporation, BellSouth Corporation,
                 BlackRock Investment Income Trust, Connecticut Mutual Life
                 Insurance Company, Gannett Company, Inc., Navistar Interna-tional Corporation and PHH Corporation. He serves as chairman of the Board of Trustees of Tuskegee University and as a trustee of The College Retirement Equities Fund. He is a mem-ber of the Council on Foreign Relations.

                 CHARLES R. BRONFMAN, P.C., C.C.

                 Director since 1981            Member, Strategic Direction and
                 Age 63                         Environmental Policy Committees

[PHOTO OF        Mr. Bronfman is Co-Chairman of the Board and Chairman of the
CHARLES R.       Executive Committee of The Seagram Company Ltd., the princi-
BRONFMAN         pal business of which is the production and marketing of dis-
APPEARS HERE]    tilled spirits, wines, coolers, fruit juices and mixers. He is also a director of Power Corporation of Canada, chairman of the CRB Foundation, a major Canadian charitable founda-tion, and chairman and a director of Claridge Israel. Mr.
                 Bronfman serves on the boards of a wide range of civic and philanthropic enterprises, both in Canada and international-ly. (See Notes A and B)

                 EDGAR M. BRONFMAN

                 Director since 1981            Member, Strategic Direction and
                 Age 65                    Compensation and Benefits Committees

[PHOTO OF        Mr. Bronfman is Chairman of the Board of The Seagram Company
EDGAR M.         Ltd., the principal business of which is the production and
BRONFMAN         marketing of distilled spirits, wines, coolers, fruit juices
APPEARS HERE]    and mixers. He is president of the World Jewish Congress, a director of the American Committee of the Weizmann Institute of Science and a member of the International Advisory Board of the School of International and Public Affairs of Columbia
                 University. (See Notes A and B)

                 EDGAR BRONFMAN, JR.

                 Director since 1991                      Member, Environmental
                 Age 39                             Policy and Audit Committees

[PHOTO OF        Mr. Bronfman is President and Chief Executive Officer of The
EDGAR            Seagram Company Ltd., the principal business of which is the
BRONFMAN, JR.    production and marketing of distilled spirits, wines, cool-
APPEARS HERE]    ers, fruit juices and mixers. He is a former executive vice president, U.S. Operations, of The Seagram Company Ltd. and a former president of The House of Seagram. Mr. Bronfman is also a director of The Seagram Company Ltd. He is a member of the boards of the New York Public Library, New York Univer-sity Medical Center, the Teamwork Foundation and
                 WNET/Thirteen, chairman of the Board of Governors of The Jo-seph H. Lauder Institute of Management & International Stud-ies at the University of Pennsylvania, and a member of the Export Council. (See Notes A and B)

                 LOUISA C. DUEMLING

                 Director since 1982                      Member, Environmental
                 Age 59                                        Policy Committee

[PHOTO OF        Mrs. Duemling is a trustee of the Nature Conservancy, Winter-
LOUISA C.        thur Museum and Gardens and the Chesapeake Bay Foundation.
DUEMLING
APPEARS HERE]
                 EDWARD B. DU PONT

                 Director since 1978                    Member, Audit Committee
                 Age 61

[PHOTO OF        Mr. du Pont is a former chairman of Atlantic Aviation Corpo-
EDWARD B.        ration, the principal business of which is the charter, com-
DU PONT          pletion, storage, operation and maintenance of aircraft. He
APPEARS HERE]    is a former vice president of Wilmington Trust Company. He serves as a director of Atlantic Aviation Corporation and Wilmington Trust Corporation, treasurer and a director of the Medical Center of Delaware, president and a trustee of Eleutherian Mills--Hagley Foundation, and vice president and a trustee of Longwood Foundation, Inc.

                 CHARLES M. HARPER

                 Director since 1992                          Member, Strategic
                 Age 67                                     Direction Committee

[PHOTO OF        Mr. Harper is Chairman and Chief Executive Officer of RJR Na-
CHARLES M.       bisco Holdings, Corp., a food and tobacco company. He is a
HARPER           director and former chairman and chief executive officer of
APPEARS HERE]    ConAgra, Inc., and a director of Norwest Corporation, Peter
                 Kiewit Sons', Inc., and Valmont Industries Inc.

                 JOHN A. KROL

                 Director since 1992            Member, Strategic Direction and
                 Age 58                         Environmental Policy Committees

[PHOTO OF        A Vice Chairman of the Board, Mr. Krol is a former senior
JOHN A. KROL     vice president of DuPont Fibers and senior vice president of
APPEARS HERE]    DuPont Agricultural Products. He is a director of Mead Corpo-
                 ration, the National Association of Manufacturers, the Na-tional Action Council for Minorities in Engineering and Elwyn
                 Institute for the Handicapped. Mr. Krol is also a trustee of Eleutherian Mills--Hagley Foundation, Tufts University and the United States Council for International Business.

                 CONSTANTINE S. NICANDROS

                 Director since 1983                          Member, Strategic
                 Age 61                                     Direction Committee

[PHOTO OF        A Vice Chairman of the Board, Mr. Nicandros is also President
CONSTANTINE S.   and Chief Executive Officer of Conoco. He is a former presi-
NICANDROS        dent--Petroleum Operations of Conoco. Mr. Nicandros is a di-
APPEARS HERE]    rector of the American Petroleum Institute, Cooper Industries
                 and Texas Commerce Bank and a member of the National Petro-leum Council. Mr. Nicandros is a trustee of the Baylor Col-lege of Medicine, the Houston Ballet Foundation and the Mu-seum of Fine Arts--Houston. He is chairman and a director of the Houston Grand Opera and is also a director of the Houston
                 Symphony Society and the Texas Research League.

                 WILLIAM K. REILLY

                 Director since 1993                    Chairman, Environmental
                 Age 55                                        Policy Committee

[PHOTO OF        Mr. Reilly is Visiting Professor at Stanford University. He
WILLIAM K.       is a former administrator of the United States Environmental
REILLY           Protection Agency and a former president of World Wildlife
APPEARS HERE]    Fund and The Conservation Foundation. Mr. Reilly is Chairman
                 of Clean Sites, Inc., and a director of Allied Waste Indus-tries, Inc., Evergreen Holdings, Inc., The National Geo-graphic Society and World Wildlife Fund. He also serves on the board of The Yale Corporation, the Inter-American Founda-tion, the American Farmland Trust and the German Marshall
                 Fund of the United States.

                 H. RODNEY SHARP, III

                 Director since 1981             Member, Audit and Compensation
                 Age 59                                 and Benefits Committees

[PHOTO OF        Mr. Sharp served as manager of Computer Systems of DuPont In-
H. RODNEY        formation Systems. He is president of the Board of Trustees
SHARP, III       of Longwood Foundation, Inc., and serves as a trustee of St.
APPEARS HERE]    Augustine's College (Raleigh, North Carolina) and the Univer-
                 sity of Delaware Research Foundation. Mr. Sharp is also a di-rector of the Medical Center of Delaware Foundation, Commu-nity Housing, Inc., Planned Parenthood of Delaware, Grand
                 Opera House, Inc. and the YMCA of Delaware.

                 CHARLES M. VEST

                 Director since 1993           Member, Environmental Policy and
                 Age 53                    Compensation and Benefits Committees

[PHOTO OF        Mr. Vest is President of the Massachusetts Institute of Tech-
CHARLES M.       nology. He is a former provost and vice president of Academic
VEST APPEARS     Affairs and dean of Engineering of the University of Michi-
HERE]            gan. Mr. Vest is a director of International Business Ma-
                 chines Corporation, a member of the National Academy of Engi-neering and the Corporation of the Woods Hole Oceanographic
                 Institution and a trustee of Wellesley College.

                 JOHN L. WEINBERG

                 Director since 1986                     Chairman, Compensation
                 Age 70                                  and Benefits Committee

[PHOTO OF        Mr. Weinberg is Senior Chairman of Goldman, Sachs & Co., an
JOHN L.          investment banking firm. He is a former senior partner and
WEINBERG         chairman of the Management Committee and a former general
APPEARS HERE]    partner of that firm. He is a director of The B. F. Goodrich
                 Co., Providian Corporation, Champion International Corpora-tion, Knight-Ridder, Inc., and The Seagram Company Ltd. Mr.
                 Weinberg is also Governor and member of the Executive Commit-tee of the New York Hospital--Cornell Medical Center and a member of the Council on Foreign Relations. Mr. Weinberg is a Charter Trustee of Princeton University and a member of The
                 Business Council. (See Note A)

                 EDGAR S. WOOLARD, JR.

                 Director since 1983                        Chairman, Strategic
                 Age 61                                     Direction Committee

[PHOTO OF        Chairman of the Board and Chief Executive Officer since 1989,
EDGAR S.         Mr. Woolard is a former president and chief operating offi-
WOOLARD          cer, vice chairman, executive vice president, and vice presi-
APPEARS HERE]    dent of the Textile Fibers Department. He is a director of
                 Citicorp, International Business Machines Corporation and The
                 Seagram Company Ltd. He is also chairman of The Business
                 Council, a director of the National Council on Economic Edu-cation and a trustee of North Carolina State University, Protestant Episcopal Theological Seminary and the Winterthur
                 Museum and Gardens. (See Note A)

- --------

(A) In 1986, DuPont and The Seagram Company Ltd. entered into an extension and amendment of their 1981 agreement relating to the future relationship between DuPont and Seagram. The amended agreement extends Seagram's obligation not to exceed a 25 percent holding of DuPont voting securities and the DuPont right of first refusal in the event Seagram offers such DuPont securities for sale. The amended agreement continues indefinitely but can be terminated by either party on or after April 2, 1999 upon two years' prior written notice. Furthermore, Seagram may terminate the amended agreement should DuPont issue stock that would reduce Seagram's percentage ownership without its consent.

  Pursuant to this agreement, Edgar S. Woolard, Jr. and Richard E. Heckert, a former member of the DuPont Board of Directors, are members of the Seagram Board of Directors; Charles R. Bronfman, Edgar M. Bronfman, Edgar Bronfman, Jr. and John L. Weinberg are members of the DuPont Board of Directors; and Charles
R. Bronfman and Edgar M. Bronfman serve as members of the DuPont Strategic Direction Committee. Seagram's representation on the DuPont Board and Strategic Direction Committee is proportionate to its stock ownership. If Seagram's holdings in DuPont should decrease to 20 percent, 15 percent or 10 percent, its representation on the Board and Strategic Direction Committee will be reduced accordingly. DuPont will continue to have the right to nominate two members of the Seagram Board of Directors.

  The amended agreement also provides, among other things, that during its term
(i) Seagram's obligation not to exceed 25 percent of the combined voting power of all voting securities of DuPont does not apply if any person should acquire or make an offer for DuPont voting securities carrying more than 20 percent of such combined voting power, (ii) Seagram will vote its DuPont voting securities for nominees to the DuPont Board of Directors and, unless DuPont otherwise consents in writing, will vote in the same proportion as the votes cast by other stockholders on other routine corporate matters, but will be free to vote its DuPont shares as it sees fit on certain significant transactions, (iii) Seagram's right to solicit proxies or participate in solicitation in opposition to the recommendations of the majority of the directors of DuPont will be subject to certain limitations, (iv) DuPont's right of first refusal should Seagram wish to dispose of its DuPont holdings will be subject to exceptions to permit public distributions, pledges, sales to any person or group who would not thereafter own more than one percent of the combined voting power of DuPont voting securities, and certain other transfers and (v) DuPont will provide to Seagram such information as may be necessary to enable Seagram to account for its investment in DuPont on the equity method and to comply with other reporting and disclosure obligations.

  The agreement is subject to termination by either party upon a default by the other or the failure by the other to elect the specified designees to the positions stated, or if Seagram owns voting securities of DuPont equivalent to less than 10 percent or, except under certain circumstances, more than 25 percent of the combined voting power of DuPont voting securities at the time outstanding. Upon termination of the agreement, all covenants of the parties expire.

(B) C. R. Bronfman and E. M. Bronfman are brothers; E. M. Bronfman is the father of E. Bronfman, Jr.

                       BENEFICIAL OWNERSHIP OF SECURITIES

PRINCIPAL STOCKHOLDERS. As of December 31, 1994, The Seagram Company Ltd., Montreal, Quebec, beneficially owned an aggregate of 164,222,031 shares of DuPont Common Stock, or 24.1% of such shares outstanding at the time. These shares are shown in the following table as being indirectly beneficially owned, as defined by Securities and Exchange Commission rules, by C. R. Bronfman, E.
M. Bronfman and E. Bronfman, Jr., and will be voted in accordance with the terms of the agreement described above in Note A. As of the same date, Wilmington Trust Corporation, Wilmington, Delaware, beneficially owned an aggregate of 38,785,092 shares of the Company's Common Stock, or 5.7% of such shares outstanding at the time. The shares held by Wilmington Trust are held of record for trust, estate, custody or agency accounts.

DIRECTORS AND EXECUTIVE OFFICERS. Following is information concerning beneficial ownership of shares in DuPont for each director and nominee, executive officers named in the Summary Compensation Table on page 12 and for all directors and executive officers as a group as of December 31, 1994. Also included are shares of DuPont Common Stock granted in 1995 under the Variable Compensation Plan and those purchased by February 1, 1995. Under rules of the Securities and Exchange Commission, "beneficial ownership" is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual's benefit.

                                 AMOUNT AND NATURE OF
                                 BENEFICIAL OWNERSHIP
                           ---------------------------------
                                  (NUMBER OF SHARES)
                                      VOTING OR
                                     INVESTMENT    RIGHT TO  PERCENT OF
                           DIRECT(1)  POWER(2)    ACQUIRE(3)  CLASS(4)
                           --------- -----------  ---------- ----------
DUPONT COMMON STOCK
 P. N. Barnevik...........     1,000         --          --      --
 A. F. Brimmer............     6,144         162         --      --
 C. R. Bronfman...........       --  164,222,031*        --     24.1%
 E. M. Bronfman...........       --  164,222,031*        --     24.1%
 E. Bronfman, Jr. ........       --  164,222,031*        --     24.1%
 L. C. Duemling...........   155,778     999,208*        --      --
 A. W. Dunham.............    53,248         --      216,994     --
 E. B. du Pont............   743,891   3,998,660*        --      0.7%
 C. M. Harper.............     6,713         --          --      --
 J. A. Krol...............    25,115      71,130*   228,100      --
 R. v.d. Luft.............    31,331         --     124,300      --
 M. P. MacKimm............     2,000         --          --      --
 C. S. Nicandros..........    72,717         --     252,123      --
 W. K. Reilly.............     1,359         --          --      --
 H. R. Sharp, III.........   100,132   3,239,341*        --      0.5%
 C. M. Vest...............       551         --          --      --
 J. L. Weinberg...........    10,288         --          --      --
 E. S. Woolard, Jr........   141,018     269,945*   657,005      --
 Directors and Executive
  Officers as a Group..... 1,451,080 169,820,470  2,366,235     25.4%

- --------
(1) Reported in this column are shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account. Also included in this column are shares to be delivered at a future date under the Variable Compensation Plan and the Deferred Compensation Plan for Directors.

(2) Reported in this column are other shares with respect to which directors and executive officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power.

(3) Reported in this column are shares which directors and executive officers have a right to acquire through the exercise of stock options granted under the DuPont Stock Performance Plan.

(4) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 0.5% of the outstanding shares of the class.

 * Because they may be deemed to share, directly or indirectly, voting and/or investment power, C. R. Bronfman, E. M. Bronfman and E. Bronfman, Jr., are each listed as beneficial owners of the same 164,222,031 shares of DuPont Common Stock; E. B. du Pont and H. R. Sharp, III are each listed as beneficial owners of the same 2,660,151 shares; E. B. du Pont and J. A. Krol are each listed as beneficial owners of the same 71,130 shares; and
    L. C. Duemling and E. S. Woolard, Jr., are each listed as beneficial owners of the same 257,650 shares. These shares of DuPont Common Stock are reported only once in the total for directors and executive officers as a group.

COMPLIANCE WITH THE SECURITIES EXCHANGE ACT. The Company's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of DuPont Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. One report each for H. R. Sharp, III and E. S. Woolard, Jr. was filed late to report a transaction by his respective family trust for which each serves as trustee, and a report timely filed by Mr. Woolard was amended to include other transactions by family trusts for which he serves as trustee. A family trust for which an executive officer, R. E. McKee, III, is a co-trustee did not timely report Mr. McKee's transfer of DuPont stock to the trust in December 1993. At all times the shares were included in Mr. McKee's individual reports which were filed on a timely basis. One report timely filed by J.A. Miller, Jr., an executive officer, was amended to include other transactions, and two reports were filed late to report transactions by a family member.

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee of the Board of Directors (the "Committee") is responsible for establishing policies and programs which govern compensation for executive officers and other employees who participate in the Company's Variable Compensation Plan and Stock Performance Plan. The Committee makes specific individual recommendations to the Board of Directors for employee directors (Chairman and Vice Chairmen).

  The Company's executive compensation policy is to provide appropriate total annual compensation when compared with positions of equivalent responsibility within a self-constructed group of peer companies. Total annual compensation consists of salary and variable compensation. When determining variable compensation, the Committee evaluates the Company's corporate performance and annual compensation against the peer group, which are the same companies included in the peer group index used in the stock performance graph shown on page 14. The policy also provides for competitive long-term compensation opportunity when compared with other major industrial companies, including many of those shown in the peer group index.

  Compensation for executive officers consists of three components: salary, variable compensation and stock options.

SALARY

  Consistent with the Company's policy, salaries are generally maintained near the average of the peer group. Each year the salary structure is adjusted to maintain a competitive position. Salary increases for executive officers are determined through the administrative process used for all salaried employees. Specific increases reflect individual performance.

VARIABLE COMPENSATION

  The Variable Compensation Plan (VCP) provides approximately 10,000 employees, including executive officers, with total annual compensation that varies up or down based on the performance of the Company, the performance of their business unit and their own contribution. Typically, 25% of variable compensation is paid in DuPont Common Stock.

  As approved by shareholders, the VCP limits the annual maximum funding to 20% of consolidated net income after deducting 6% of net capital employed. Each year the Committee reviews operating results, excluding all nonrecurring items, in determining the overall limit on variable compensation. This ensures that the amount available for variable compensation fluctuates in relation to the Company's operating results.

  In determining the amount of payments to VCP participants, the Committee currently uses a formula with equally weighted components of earnings per share
(EPS) versus the prior year and return on equity (ROE) versus a target of 16%. The formula may also be adjusted based on a subjective assessment of cash flow management for the year and corporate financial performance compared with the peer group companies. For 1994 the Committee reviewed the Company's performance relative to the peer group's ROE and total shareholder return. The formula may also be adjusted based on a subjective assessment of performance in such areas as valuing and developing people, safety, the environment, and continuous improvement. In the past ten years, the Committee has approved payments on average of only about two-thirds of the maximum amount available under the overall limit.

  The Company has a program to differentiate variable compensation payments by business unit based on financial performance, with the objective of improving financial results of the Company. Business differentiation is based on after-tax operating income and cash flow versus each business unit's financial objectives for the year.

  The Committee approved average payments for 1994 that were about 265% of payments for 1993. In arriving at the level of payments, the Committee considered that 1994 reported earnings were an all-time high and were 258% of 1993 earnings (excluding certain nonrecurring items); and that ROE was significantly above the 16% target. Average payments were also impacted by the very strong performance in earnings and net cash flow of the business units. Performance in the area of safety, however, was below expectations, and that was reflected in reaching the final payment levels.

STOCK OPTIONS

  Stock options are designed to provide an incentive for employees primarily responsible for the growth and success of the Company. Stock option grants are also intended to encourage the ownership of DuPont stock and thereby further the identity of interests of optionees with those of the Company's shareholders. About 900 employees, including executive officers and key leaders in all global regions and middle management, received grants in 1994.

  The Committee has established stock option targets for each participating level of responsibility within the Company based on a survey conducted by Frederic W. Cook & Co., Inc., of about 35 large industrial companies. The consulting firm's survey included nine of the peer group companies used for the total annual compensation and stock performance graph comparisons described above, as well as other publicly traded companies with multibillion dollar revenues. This broader group of companies, rather than the peer group, is used for determining long-term compensation because of the greater variability in value of long-term compensation plans. Corporate financial performance is not considered by the Committee in determining the amount of stock options granted. Targets for DuPont are intended to be near the median long-term incentive opportunity granted by the survey group.

  Stock options are typically granted annually. Individual grants may range from one-half to one-and-one-half of the target for each level of responsibility to reflect individual performance and potential. In addition to annual grants, special stock option grants are made to employees to recognize advancement to key senior management positions and to recognize significant achievements. All grants are at market price on the date of grant and, after they become exercisable, have value only if the price of DuPont Common Stock has increased to a value greater than at the grant date. As further incentive for stock performance, for options granted in March 1994 and thereafter, the price of DuPont Common Stock must be at least 120% of the price on the date of grant for the options to be exercisable. This insures that a significant gain for shareholders is achieved before any compensation is realized.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

  Since 1990, the Committee has used the position of Senior Vice President as the benchmark tie to the comparison companies rather than the CEO for determining the Chief Executive Officer's compensation. This practice has been used to address concerns over the upward spiraling of CEO pay and the widening divergence in CEO compensation compared to the average employee. Total annual compensation for the CEO is currently targeted at about twice that of Senior Vice Presidents. Targeting the CEO's compensation using an internal benchmark rather than tracking CEO annual compensation of other companies has resulted in compensation for the CEO about 15% lower than if past practice had continued.

  For 1994, the Committee approved a 6.1% increase in salary reflecting the 24 months since Mr. Woolard's last increase. For 1994, his variable compensation of $1,185,000 was about 100% of target and 263% of 1993. In determining his variable compensation, the Committee applied the same formula--performance factors, goals, and weighting--on a basis consistent with the determination of variable compensation granted to other employees for 1994, as described above under Variable Compensation. His stock option grant in 1994 was at 100% of target for his level of responsibility.

  In addition to reflecting the Company's outstanding financial and operating results, including a record high in earnings, in evaluating Mr. Woolard's performance the Committee noted his strong leadership in transforming the Company into an effective global competitor with financially healthier businesses that are positioned for focused growth.

                                   * * * * *

  Recent changes in the federal tax laws impose requirements in order for compensation payable to the CEO and certain executive officers to be fully deductible. The Company has taken appropriate actions to preserve its income tax deduction.

  The Compensation and Benefits Committee believes the executive compensation programs and practices described above are competitive. They are designed to provide increased compensation with improved financial results and provide additional opportunity for capital accumulation, but only if shareholder value is increased.

                                        COMPENSATION AND BENEFITS COMMITTEE

                                          John L. Weinberg, Chairman
                                          Edgar M. Bronfman
                                          H. Rodney Sharp, III
                                          Charles M. Vest

COMPENSATION AND STOCK OPTION INFORMATION

  The following table shows information about the compensation of the Company's five highest paid executive officers. Two additional tables provide detailed information about these employees' stock options.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                       ANNUAL COMPENSATION           COMPENSATION
                              ------------------------------------- ---------------
  NAME AND                               VARIABLE        OTHER          SHARES      ALL OTHER
 PRINCIPAL                             COMPENSATION     ANNUAL        UNDERLYING    COMPENSA-
  POSITION               YEAR  SALARY   (BONUS)(1)  COMPENSATION(2) OPTIONS GRANTED  TION(3)
 ---------               ---- -------- ------------ --------------- --------------- ---------
 E. S. Woolard, Jr.      1994 $840,000  $1,185,000          --          87,100       $25,200
  Chairman of the        1993  792,000     450,000          --          75,800         7,005
  Board and CEO          1992  792,000     450,000          --          90,400         6,848

 C. S. Nicandros         1994  648,000     800,000          --          49,400        38,730
  Vice Chairman          1993  618,000     360,000          --          43,800        14,150
                         1992  588,000     310,000          --          44,700        13,732

 J. A. Krol              1994  567,000     830,000          --          43,200        17,010
  Vice Chairman          1993  528,000     300,000          --          36,600         7,005
                         1992  456,600     271,000          --          60,900         6,848

 R. v.d. Luft            1994  406,000     500,000     $437,112         22,000        12,180
  Senior Vice            1993  394,600     185,000       60,800         24,200         7,005
   President             1992  376,200     185,000          --          37,300         6,848

 A. W. Dunham            1994  434,800     470,000          --          28,000        26,058
  Senior Vice            1993  416,800     270,000          --          26,400        14,150
   President             1992  391,000     170,000          --          38,500         8,028

- --------
(1) On average, about 25% of variable compensation is paid in DuPont Common
    Stock.

(2) For 1994 and 1993 respectively, includes $316,438 and $55,964 for reimbursement of taxes in excess of those that would have been incurred in a foreign service employee's base country; and $120,674 and $4,836 in foreign housing allowances and other customary payments for expenses related to overseas assignments.

(3) The Company's matching contributions made pursuant to the Company's savings and thrift plans, including the following amounts credited under the related savings restoration plan in 1994: $19,251 for E. S. Woolard, Jr.; $29,730 for C. S. Nicandros; $11,061 for J. A. Krol; $6,231 for R. v.d. Luft; and $17,058 for A. W. Dunham.

       AGGREGATED 1994 OPTION EXERCISES/YEAR-END 1994 OPTION VALUES TABLE

                                                    SHARES UNDERLYING       VALUE OF UNEXERCISED
                                 OPTION            UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                           EXERCISES IN 1994      HELD AT DEC. 31, 1994   HELD AT DEC. 31, 1994(2)
                         ---------------------- ------------------------- -------------------------
                           SHARES
                         UNDERLYING    VALUE
NAME                      OPTIONS   REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ---------- ----------- ----------- ------------- ----------- -------------
E. S. Woolard, Jr. .....   51,606   $1,693,322    569,905      87,100     $10,063,093   $315,738
C. S. Nicandros.........   26,156      697,867    202,723      49,400       2,157,426    179,075
J. A. Krol..............        0            0    184,900      43,200       2,671,311    156,600
R. v.d. Luft............   35,700      816,202    102,300      22,000       1,263,838     79,750
A. W. Dunham............        0            0    188,994      28,000       3,400,140    101,500

- --------
(1) Represents the pre-tax gain, which is the difference between the market value of the shares on the date of exercise of the options and the exercise price.

(2) Represents the closing price for DuPont Common Stock on December 31, 1994 of $56.125 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than such closing price. Exercisable options have been held at least one year from the date of grant. Unexercisable options have been held for less than one year.

                              OPTION GRANTS TABLE

                                                                  POTENTIAL REALIZABLE VALUE AT
                                                                     ASSUMED ANNUAL RATES OF
                                                                    STOCK PRICE APPRECIATION
                            INDIVIDUAL OPTION GRANTS IN 1994           FOR OPTION TERM(3)
                         -------------------------------------- ---------------------------------
                         NUMBER OF  PERCENT
                           SHARES   OF TOTAL
                         UNDERLYING OPTIONS            EXPIRA-
                          OPTIONS   GRANTED  EXERCISE    TION     0%       5%           10%
NAME                     GRANTED(1) IN 1994  PRICE(2)    DATE   $52.50   $85.50       $136.25
- ----                     ---------- -------- --------- -------- ------ ---------- ---------------
E. S. Woolard, Jr.......   87,100    3.75%    $52.50   3/3/2004    0   $2,874,300      $7,294,625
C. S. Nicandros.........   49,400    2.12%     52.50   3/3/2004    0    1,630,200       4,137,250
J. A. Krol..............   43,200    1.86%     52.50   3/3/2004    0    1,425,600       3,618,000
R. v.d. Luft............   22,000    0.95%     52.50   3/3/2004    0      726,000       1,842,500
A. W. Dunham............   28,000    1.20%     52.50   3/3/2004    0      924,000       2,345,000

- --------

All Shareholders'
   Gains................ increase in market value of DuPont
                          Common Stock at assumed rates of
                          stock price appreciation(4) .........   $22,398,381,819 $56,844,378,101
All Optionees'
   Gains................ as a percent of all shareholders'
                          gains(5).............................             0.34%           0.34%

- --------

(1) Stock options are exercisable twelve months from the date of grant and the price of DuPont Common Stock must be at least 120% of the price on the date of grant for the options to be exercisable. All of these options were granted on March 4, 1994, and have a term of ten years.

(2) The exercise price is the average of the high and low prices of DuPont Common Stock as reported on the NYSE-Composite Transactions Tape on the date of grant.

(3) Represents total potential appreciation of about 0%, 63% and 159% for assumed annual rates of appreciation of 0%, 5% and 10%, respectively, compounded annually for the ten-year option term.

(4) Calculated from the $52.50 exercise price applicable to most options granted in 1994 based on the 678,738,843 shares outstanding on the March 4, 1994 grant date.

(5) Represents potential realizable value for all options granted in 1994 as compared to the increase in market value of DuPont Common Stock at assumed rates of stock price appreciation. Potential realizable value for all options granted in 1994 is calculated from the $52.50 exercise price applicable to most options granted in 1994.

STOCK PERFORMANCE INFORMATION

  The following graph presents the cumulative, five-year total return for DuPont Common Stock compared with the S&P 500 Stock Index and a peer group of companies. DuPont has used this peer group for several years to compare compensation for senior management, and eight of the twelve companies are direct competitors. The peer group companies are: AlliedSignal, Amoco, Dow Chemical, Eastman Kodak, Exxon, Ford Motor, General Electric, International Business Machines, Minnesota Mining and Manufacturing, Monsanto, Union Carbide and Xerox.

  The graph assumes that the value of the investment in DuPont Common Stock, the S&P 500 Stock Index and the peer group of companies each was $100 on December 31, 1989 and that all dividends were reinvested. The peer group is weighted by market capitalization.

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG DUPONT, S&P 500 STOCK INDEX AND PEER GROUP

                             [GRAPH APPEARS HERE]

                 1989       1990       1991       1992       1993       1994
DuPont          $ 100     $  93.5    $ 123.3    $ 129.1    $ 137.0    $ 164.5
S&P 500         $ 100     $  96.9    $ 126.3    $ 135.9    $ 149.5    $ 151.5
Peer Group      $ 100     $ 100.0    $ 114.7    $ 118.0    $ 141.8    $ 149.7


RETIREMENT BENEFITS

  Retirement benefits for DuPont employees under the DuPont Pension and Retirement Plan are based on an employee's years of service and average monthly pay during the employee's three highest-paid years. "Average monthly pay" for this purpose includes regular compensation and 100% of annual variable compensation payments, but excludes other bonuses and compensation in excess of limits imposed by the Internal Revenue Code. The Internal Revenue Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits provided under the pension plan in excess of these limitations are paid from the Company's general revenues under a separate, nonfunded Pension Restoration Plan.

                                                  ESTIMATED ANNUAL RETIREMENT
       SALARY AND                                BENEFITS BASED ON SERVICE OF:
        VARIABLE                                -------------------------------
      COMPENSATION                              25  YEARS  30 YEARS   35 YEARS
      ------------                              --------- ---------- ----------
        $  750,000............................. $274,000  $  330,000 $  387,000
         1,100,000.............................  405,000     488,000    570,000
         1,450,000.............................  537,000     645,000    754,000
         1,800,000.............................  668,000     803,000    938,000
         2,150,000.............................  799,000     960,000  1,122,000
         2,500,000.............................  930,000   1,118,000  1,305,000

  The above table illustrates the straight life annuity amounts payable under the DuPont Pension and Retirement Plan and Pension Restoration Plan to DuPont employees retiring at age 65 in 1995. As of normal retirement age (65), the years of service credited for retirement benefits for DuPont employees named in the Summary Compensation Table on page 12 would be as follows: 41 years for E. S. Woolard, Jr., 38 years for J. A. Krol and 43 years for R. v.d. Luft.

  The DuPont Pension and Retirement Plan as it applies to Conoco employees and the Retirement Restoration Benefit Plan of Conoco are similar to the DuPont Pension and Retirement Plan and the Pension Restoration Plan described above for DuPont employees.

                                                         ESTIMATED ANNUAL
                                                       RETIREMENT BENEFITS
        SALARY AND                                     BASED ON SERVICE OF:
         VARIABLE                                  ----------------------------
       COMPENSATION                                25 YEARS 30 YEARS  35 YEARS
       ------------                                -------- -------- ----------
         $  750,000............................... $294,000 $352,000 $  412,000
          1,100,000...............................  434,000  520,000    608,000
          1,450,000...............................  574,000  688,000    804,000
          1,800,000...............................  714,000  856,000  1,000,000

  The above table illustrates the straight life annuity amounts payable to employees of Conoco retiring at age 65 in 1995, including payments under the Retirement Restoration Benefit Plan. As of normal retirement age (65), A. W. Dunham and C. S. Nicandros would have 37 and 39 years of credited service, respectively.

                   2--RATIFICATION OF INDEPENDENT ACCOUNTANTS

  Article III, Section 5, of the Bylaws provides that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit the books of account, accounting procedures and financial statements of the Company for the year and to perform such other duties as prescribed from time to time by the Audit Committee. On April 27, 1994, the stockholders ratified the appointment by the Audit Committee of Price Waterhouse LLP to perform the functions assigned to it in accordance with the Bylaws.

  Price Waterhouse LLP has served as independent accountants of the Company continuously since 1954. It is believed that its knowledge of the Company's business gained through this period of service is most valuable. Partners and employees of the firm who work on the Company's account are periodically changed, thus giving the Company the benefit of new thinking and approaches in the audit area.

  During 1994, Price Waterhouse LLP audited the Company's annual consolidated financial statements and those of a significant majority of its subsidiaries, reviewed financial information in filings with the Securities and Exchange Commission and other regulatory agencies, audited employee benefit plans and provided various other services. Worldwide fees for all services provided by Price Waterhouse LLP totaled $12.2 million for the year, of which $6.0 million was for the annual audit of the Company's consolidated financial statements and those of its subsidiaries.

  Subject to ratification by the holders of DuPont Common Stock, the Audit Committee has reemployed Price Waterhouse LLP as independent accountants to perform an examination of the Company's consolidated financial statements for the year 1995 and to render other services as required of them.

  Representatives of Price Waterhouse LLP are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE FOLLOWING
RESOLUTION:

  RESOLVED, That the action of the Audit Committee in employing Price Waterhouse LLP as independent accountants for the year 1995 to perform the functions assigned to them in accordance with Article III, Section 5, of the Bylaws of E. I. du Pont de Nemours and Company hereby is ratified.

              3--STOCKHOLDER PROPOSAL ON DIRECTORS' BOARD SERVICE

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington D.C., owner of 150 shares of DuPont Common Stock, has given notice that she will introduce the following resolution and statement in support thereof:

  Resolved: That the stockholders of DuPont recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.

                            STOCKHOLDER'S STATEMENT

  REASONS: The President of the U.S.A. has a term limit, so do Governors of many states. Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders. No director should be able to feel that his or her directorship is until retirement.

  If you AGREE, please mark your proxy FOR this resolution.

                       POSITION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

  The Board of Directors believes that familiarity with and understanding of the Company achieved through continuity of Board service benefits the Company and its shareholders. An arbitrary limitation on Board service would deprive the Company of valuable experience, knowledge and perspective and reduce the Board's effectiveness. This is particularly important for a company of DuPont's size and complexity, composed of diverse businesses, and facing the challenges of an increasingly competitive global marketplace.

  The Company's Board of Directors has continued to change in a natural way. More than one-third of the directors have less than five years of service on the Board. As a result, the Board has the benefit of "fresh outlooks and different approaches" and, therefore, believes the objectives of the Proposal are being accomplished.

                  4--STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING

  John J. and Margaret R. Gilbert, 29 E. 64th Street, New York, New York, owners of 712 and 60 shares respectively, of DuPont Common Stock, who represent an additional family interest of 500 shares and are trustees under wills for an additional 1,436 shares, and John C. Henry, 5 E. 93rd Street, New York, New York, owner of 240 shares of DuPont Common Stock, have given notice that one or all of them will introduce the following resolution and statement in support thereof:

  Resolved, That the stockholders of E. I. du Pont de Nemours and Company, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

                            STOCKHOLDERS' STATEMENT

  Continued strong support along the lines we suggest were shown at the last annual meeting when 11.6%, 5,028 owners of 61,778,505 shares, were cast in favor of this proposal. The vote against included approximately 8,750 unmarked proxies.

  A law enacted in California provides that all state pension holdings and state college funds invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

  The National Bank Act has provided for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in so many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the boards of public companies.

  We think cumulative voting is the answer to find new directors for various committees. Additionally, some recommendations have been made to carry out the Valdez 10 points. The 11th should be having cumulative voting and ending the stagger system of electing directors, in our opinion.

  When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. Also, the huge derivative losses might have been prevented with cumulative voting.

  Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example is Ingersoll-Rand, which has cumulative voting and won two awards. In FORTUNE magazine it was ranked second as "America's Most Admired Corporations." and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 they raised their dividend. We believe E. I. du Pont de Nemours and Company, Inc. should follow these examples.

  If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

                         POSITION OF BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

  The Company's stockholders have had the opportunity to consider and vote on this issue on numerous occasions beginning in 1955. Each time, the stockholders have rejected the proposal by at least 86% of the votes cast.

  The Board continues to believe that cumulative voting is not in the best interest of the Company or its stockholders. In the opinion of the Board, cumulative voting would permit a small minority of shares to elect a director for the sole purpose of supporting a particular point of view, without regard to the interests of other parties. A director elected in this manner could not be expected to exercise free judgment and would not represent the stockholders as a whole.

                    5--STOCKHOLDER PROPOSAL ON SITE LISTING

  Brent Blackwelder, 3517 Rodman Street, N.W., Washington, D.C., owner of 50 shares of DuPont Common Stock, has given notice that he will introduce the following resolution and statement in support thereof:

  Whereas, the U.S. Securities and Exchange Commission (SEC) requires publicly-held corporations to disclose potential environmental liabilities to shareholders;

  Whereas, a Price Waterhouse survey of securities issuers in 1992 found that as many as 62% of the responding companies had known environmental liability exposures that were not yet recorded in financial statements;

  Whereas, DuPont, in its SEC reports, lists some of the major instances of potential environmental liability that may accrue to the company in pollution and toxic waste cleanup activities, fines, and environmental litigation;

  Whereas, it is unclear how much additional environmental liability, cleanup responsibility, and remediation cost may exist at DuPont, Conoco, and other facilities beyond those presently reported;

  Whereas, the company prepares an annual environmental progress report for shareholders and the public; Therefore, be it

  RESOLVED: That the shareholders of DuPont request the Board of Directors to instruct the company to disclose in its annual environmental progress report, a listing of those sites and other circumstances in which it can be reasonably expected through retirement of operations, court order, consent decree, litigation, or government requirement, that environmental remediation, pollution clean-up, and/or damage compensation will cause environmental liabilities to accrue to the company.

                            STOCKHOLDER'S STATEMENT

  REASONS: In recent years, certain forms of environmental liability have accrued to DuPont at an increasing rate. In 1992, DuPont accrued $160 million for certain environmental remediation activities relating to past operations, as compared with $130 million and $135 million for similar remediation in 1991 and 1990 respectively. DuPont has also paid out substantial amounts for environmental and agricultural damages related to certain of the company's pesticides.

  In addition, government regulators and some industry officials now state that underground hydrocarbon plumes and/or petrochemical leakage are likely to be found throughout the U.S. petroleum and petrochemical industries. Groundwater contamination and long-term cleanup may be involved, public health may be threatened, and compensation and real estate buy outs may be required.

  DuPont's Conoco, for example, agreed to a $23 million settlement and real estate buy out in Ponca City, Oklahoma after petrochemical contamination and seepage from Conoco's nearby refinery damaged homes and threatened residents' health.

  DuPont shareholders, in evaluating the company's continued economic prospects, need to receive the best possible information on the company's current assets and liabilities, including prospective environmental liabilities, as reasonably as these can be assembled and forecast.

  For these reasons and others, it is imperative that management include in its annual environmental progress report, a listing and identification of those known and expected environmental liabilities and clean-up responsibilities that are likely to accrue to the DuPont Company.

  If you AGREE, please mark your proxy FOR this resolution.

                         POSITION OF BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

  The Board opposes this resolution for the reasons given last year when the same resolution was disapproved by more than 92% of the votes cast.

  DuPont has provided information on its potential environmental liabilities in several documents available to its stockholders and to the public. Two years ago, DuPont initiated an annual report devoted exclusively to the Company's environmental performance. DuPont recently issued its third annual environmental progress report, titled "Safety, Health and the Environment--1994 Progress Report". The report discusses expenditures for environmental protection and remediation and explains that DuPont expects to incur some remediation costs at most older U.S. sites which is typical for chemical and petroleum operations in the U.S. We believe that, with this comprehensive information already available, a specific listing of sites does not provide additional meaningful financial information to shareholders.

  In addition to the information provided in its annual environmental progress report, DuPont's 1994 Annual Report to Stockholders, which is mailed to stockholders along with this Proxy Statement, includes a discussion of "Environmental Matters" as part of Management's Discussion and Analysis. This discussion sets forth, among other things, an accounting of the Company's accrual for environmental remediation activities for the past three years, actual expenditures related to the accrual, the accrual for environmental remediation activities reflected on the balance sheet and an estimate of DuPont's remediation costs for the next several years. The Company's accounting policies and practices for accruals for environmental remediation are discussed in the Notes to Financial Statements in the 1994 Annual Report. DuPont is also subject to the reporting requirements of the Securities and Exchange Commission on Form 10-K which includes disclosure of the financial effects of compliance with federal, state and local environmental provisions.

  As noted in the Annual Report to Stockholders, copies of DuPont's annual environmental progress report and its Form 10-K are available to shareholders upon request. DuPont has provided information on its potential environmental liabilities in these documents and its Annual Report to Stockholders and has shared its expectation that it will incur some remediation costs at most older U.S. sites. It is the Company's intent to continue to evolve its discussion of potential environmental liabilities. Therefore, the Board believes the Company has already achieved the objectives of the Proposal.

                                 OTHER MATTERS

  The Board of Directors knows of no other proposals to be presented for consideration at the meeting but, if other matters do properly come before the meeting, the persons named in the proxy will vote your shares according to their best judgment.

[RECYCLING LOGO APPEARS HERE]    Printed on Recycled Paper (10% postconsumer
                                 waste)

                         PROXY/VOTING INSTRUCTION CARD
                      E.I. DU PONT DE NEMOURS AND COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
[LOGO OF DUPONT APPEARS HERE]

   The undersigned hereby appoints J.A. Krol, C.S. Nicandros and E.S. Woolard, Jr., or any of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 1995, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies heretofore given.

   As described on page 1 of the proxy statement, this proxy also provides voting instructions for shares held for the account of the undersigned in the employee savings and stock ownership plans. A trustee for these plans will vote these shares as directed provided you sign and return a proxy by April 19, 1995. A trustee for the employee savings plans may vote in its discretion all shares held in these plans for which no voting instructions are received. Shares held through the employee stock ownership plans will be voted for you only if you sign and return a proxy. Other shares owned by you will be voted only if you sign and return a proxy, or attend the meeting and vote by ballot.

   On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.

   1.  Election of Directors (Mark only one)

            [_] Vote FOR all nominees listed below and recommended by the Board of Directors (except as directed to the contrary below)

            [_]  Vote WITHHELD from all nominees

P.N. Barnevik; A.F. Brimmer; C.R. Bronfman; E.M. Bronfman; E. Bronfman, Jr; L.C. Duemling; E.B. du Pont; C.M. Harper; J.A. Krol; C.S. Nicandrus; W.K. Reilly; H.R. Sharp, III; C.M. Vest; J.L. Weinberg; E.S. Woolard, Jr.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

- --------------------------------------------------------------------------------
                                    (continued, and to be signed, on other side)

                          (continued from other side)           NO.

The Board of Directors recommends a vote "FOR" proposal No. 2:

                                   For     Against    Abstain
2. On independent accountants      [ ]       [ ]        [ ]

The Board of Directors recommends a vote "AGAINST" the following stockholder proposals:
                                   For     Against    Abstain
3. On directors' board service     [ ]       [ ]        [ ]
4. On cumulative voting            [ ]       [ ]        [ ]
5. On site listing                 [ ]       [ ]        [ ]

PLEASE SIGN, DATE,
DETACH AND RETURN
THIS PROXY, USING
THE ENCLOSED POSTAGE                    [ ] Please check to receive
PREPAID REPLY ENVELOPE.                     an admission ticket to the
                                            meeting.


                        Dated              , 1995   SIGN HERE
                             --------------                  ------------------
                        When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.